UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the
Securities Exchange Act of 1934

Check the appropriate box:

☒              Preliminary Information Statement

□              Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

□              Definitive Information Statement

REACH MESSAGING HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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□              Fee computed on table below per Exchange Act Rules 14c-5(g)

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

□              Fee paid previously with preliminary materials.

□              Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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REACH MESSAGING HOLDINGS, INC.
44081 Pipeline Plaza
Suite 310
Ashburn, Virginia 20148

October __, 2011

Dear Stockholders:

The enclosed Information Statement is being furnished to the holders of record of the shares of the common stock (the “Common Stock”) of Reach Messaging Holdings, Inc., a Delaware corporation (the “Company or “Reach”), as of the close of business on the record date October __, 2011 (the “Record Date”). The purpose of the Information Statement is to notify our stockholders that on October 17, 2011, the Company received an unanimous written consent in lieu of a meeting from the members of the Board of Directors (the “Board”) and a written consent of the holders of 486,055,503 (representing 57.6%) of the issued and outstanding shares (the “Majority Stockholders”) of our Common Stock (the “Written Consents”). The Written Consents adopted resolutions which authorized the Company to act on a proposal to effect a reverse stock split on the issued and outstanding shares of Common Stock of the Company at a ratio of 1 new post reverse split Common Stock (the “New Share”) for each 300 outstanding pre- reverse split Common Stock (the “Old Shares”) of the Company (the “Reverse Split”).

You are urged to read the Information Statement in its entirety for a description of the action taken by the Majority Stockholder of the Company.  The action will become effective on a date that is not earlier than twenty one (21) calendar days after this Information Statement is first mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the Majority Stockholders. Because the Majority Stockholders have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting your proxy in connection with the adoption of the resolution, and proxies are not requested from stockholders.

This Information Statement is being mailed on or about October __, 2011 to stockholders of record on the Record Date.

Sincerely,

/s/ Shane Gau
Shane Gau
Chief Executive Officer

REACH MESSAGING HOLDINGS, INC.
44081 Pipeline Plaza
Suite 310
Ashburn, Virginia 20148

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C-2 THEREUNDER
_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to the holders of record of the shares of the common stock (the “Common Stock”) of Reach Messaging Holdings, Inc., a Delaware corporation (the “Company or “Reach”), as of the close of business on the record date, October __, 2011 (the “Record Date”). The purpose of the Information Statement is to notify our stockholders that on October __, the Company received an unanimous written consent in lieu of a meeting from the members of the Board of Directors (the “Board”) and a written consent of the holders of 486,055,503 shares (representing 57.6%) of the issued and outstanding shares (the “Majority Stockholders”) of our Common Stock (the “Written Consents”). The Written Consents adopted resolutions which authorized the Company to act on a proposal to effect a reverse stock split on the issued and outstanding shares of Common Stock of the Company at a ratio of 1 new post reverse split Common Stock (the “New Share”) for each 300 outstanding pre reverse split Common Stock (the “Old Shares”) of the Company (the “Reverse Split”).

The action will become effective on a date that is not earlier than twenty one (21) calendar days after this Information Statement is first mailed to our stockholders.

Because the Majority Stockholders have voted in favor of the foregoing action, and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting proxies in connection with the adoption of these resolutions, and proxies are not requested from stockholders.

In accordance with our bylaws, our Board has fixed the close of business on October __, 2011 as the record date for determining the stockholders entitled to notice of the above noted actions. This Information Statement is being mailed on or about October __, 2011 to stockholders of record on the Record Date.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one Information Statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements by contacting us at the address noted above.

VOTE REQUIRED; MANNER OF APPROVAL

Approval to implement the Reverse Split requires the affirmative vote of the holders of a majority of the voting power of the Company. Because stockholders holding at least a majority of the voting rights of our outstanding Common Stock have voted in favor of the foregoing action, and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transaction described in this Information Statement.  The Board is not soliciting proxies in connection with the adoption of these proposals, and proxies are not requested from stockholders.

In addition, the Delaware General Corporation Law (the “DGCL”) provide in substance that stockholders may take action without a meeting of the stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting.  The action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

The Company has no class of voting stock outstanding other than the Common Stock.  There are currently 851,481,075 shares of Common Stock outstanding, and each share of Common Stock is entitled to one vote.  Accordingly, the votes or written consents of stockholders holding at least 425,740,538 shares of the issued and outstanding Common Stock are necessary to implement the Reverse Split. In accordance with our bylaws, the Board has fixed the close of business on October __, 2011 as the record date for determining the stockholders entitled to vote or give written consent.

On October 17, 2011, the Board and the Majority Stockholders executed and delivered to the Company the Written Consents. Accordingly, in compliance with the DGCL, at least a majority of the outstanding shares has approved the Reverse Split.  As a result, no vote or proxy is required by the stockholders to approve the adoption of the foregoing actions.

REASON FOR THE REVERSE STOCK SPLIT OF ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY AT A RATIO OF 1 NEW SHARE FOR EACH 300 OLD SHARES.

On the Effective Date (hereinafter defined), we will implement a one-for-300 (1:300) reverse split of our issued and outstanding shares of Common Stock.  The Company currently has authorized capital stock of 2,000,000,000 shares of Common Stock, of which 851,481,075 shares are issued and outstanding and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the Record Date.  The effect of the reverse-split is that prior to the Effective Date, the Old Shares will be automatically converted into the New Shares, reducing the number of issued and outstanding shares of Common Stock to approximately 283,828 shares. The par value of the New Shares will remain unchanged at $0.001 per share. Any fractional shares resulting from the Reverse Split will be rounded up.  The Reverse Split will become effective on a date that is not earlier than 21 calendar days after the mailing of this Information Statement (the “Effective Date”).

Our Common Stock will be quoted on the OTC Bulletin Board at the post-split price on the Effective Date. The New Shares will be fully paid and non-assessable.  The New Shares will have the same voting rights, dividend rights, distribution rights and will be identical in all other respects to the Old Shares.

The Board believes that the Reverse Split will provide the Company with greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financing and stock based acquisitions and provide a more manageable number of Common Stock shares issued and outstanding, allowing the Company’s management to more efficiently manage stockholders’ interests. Additionally, the effective increase in the number of our authorized but unissued shares generated by the Reverse Split will enable us to fulfill our obligations to issue shares in the future under our recent financing as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2011.

An alternative to a Reverse Split is an increase in our authorized number of Common Stock. We chose not to increase our authorized amount of Common Stock because if we authorized additional shares, we felt that we would convey the wrong impression that too many cheap shares of our Common Stock could be issued, thereby decreasing potential stockholder value. For example, if we have fewer shares of our Common Stock issued as proposed in the Reverse Split, our stock price could be higher and attract a different type of investor looking for long-term growth and not a quick run-up in the value of low price stock. However, stockholders should note that the effect of the Reverse Split upon the market price for our Common Stock cannot be accurately predicted and that an increase in our share price is not a certainty. Furthermore, there can be no assurance that the market price of our Common Stock immediately after the Reverse Split will be maintained for any period of time. Moreover, because some investors may view the Reverse Split negatively, there can be no assurance that the Reverse Split will not adversely impact the market price of our Common Stock or, alternatively, that the market price following the Reverse Split will either exceed or remain in excess of the current market price.

In evaluating the Reverse Split, the Board took into consideration negative factors associated with reverse stock splits.  These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels.  The Board, however, made a determination that these negative factors were outweighed by the potential benefits to the Company.

Potential Effects of the Reverse Split

The immediate effect of a Reverse Split will be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of our Common Stock.  However, the effect of any Reverse Split upon the market price of the Company's Common Stock cannot be predicted, and the history of Reverse Splits for companies in similar circumstances is varied.  The Company cannot assure you that the trading price of the Company's Common Stock after the Reverse Split will rise in exact proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the Reverse Split, or in fact rise at all. Also, as stated above, the Company cannot assure you that a Reverse Split would lead to a sustained increase in the trading price of the Company's Common Stock.  The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company's operating results, other factors related to the Company's business, and general market conditions.

Effects on Ownership by Individual Stockholders

On the Effective Date, the number of shares of Common Stock held by each stockholder would be reduced by dividing the number of shares held immediately before the Reverse Split by three hundred (300) and then rounding up to the nearest whole share.  The Reverse Split would affect the Company's Common Stock uniformly and would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

Effect on Options, Warrants and Other Securities

Any outstanding shares of options, warrants, notes, debentures and other securities entitling their holders to purchase shares of the Company's Common Stock would be adjusted as a result of the Reverse Split, as required by the terms of these particular securities.  The conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the 1 for  300 ratio.

Other Effects on Outstanding Shares

On the Effective Date, the rights of the outstanding shares of Common Stock would remain the same after the Reverse Split.

The Reverse Split may result in stockholders owning "odd-lots" of less than 20 shares of Common Stock.  Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

On the Effective Date, each issued and outstanding share of Common Stock would automatically be changed into a fraction of a share of Common Stock in accordance with the ratio of 1 for 300.  The par value of the Common Stock would remain unchanged at $0.001 per share.  Any fractional shares resulting from the Reverse Split will be rounded up to the nearest whole number.  The Reverse Split would become effective 21 after the delivery of this information Statement to stockholders, or on such subsequent date as is designated by the Board.

Anti-Takeover Effects

The reverse stock split, after being effectuated, will have the effect of decreasing the number of authorized and issued Common Stock while leaving unchanged the number of authorized shares of Common Stock.  We will continue to have 2,000,000,000 shares of authorized Common Stock after the reverse split. However, while the total number of authorized shares will not change, after the Effective Date, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Reverse Split because the 851,481,075 shares outstanding prior to the reverse split, approximately 42.6% of the 2,000,000,000 authorized shares, will be reduced to approximately 283,828 shares, or 0.14% of the 2,000,000,000 authorized shares of Common Stock.

In the future, if additional authorized common shares are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pre-Split

The following table lists, as of September 26, 2011, the number of pre-reverse split shares of Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 851,481,075 outstanding as of September 26, 2011, the pre-reverse split issued and outstanding shares of Common Stock.  Unless otherwise indicated, the business address of each such person is c/o Reach Messaging Holdings, Inc., 44081 Pipeline Plaza, Suite 310, Ashburn, Virginia 20148.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Shane Gau	113,333,333	13.3%
Robert Shelton, Jr.	750,000	*
Jackie Young	750,000	*
Jason Campell
115-1 Oak Lane
Scotts Valley, CA  95066
David Nichols
2460 Whippoorwill Circle
Sarasota, FL 34231
Jonathan Honig
4263 NW 61st Lane
Boca Raton, FL 33496
Barry Honig
4400 Biscayne Blvd., #850
Miami, FL 33137
Melechdavid, Inc.(1)
50 South Point Drive, #1705
Miami Beach, FL 33139
Whalehaven Capital Fund Limited(2)
560 Sylvan Ave, 3rd Floor
Englewood Cliffs, NJ 07632
Sandor Capital Management, L.P.(3)
2828 Routh St., Suite 500
Dallas, TX 75201
GRQ Consultants (4)
4400 Biscayne Blvd., #850
Miami, FL 33137
All directors and executive officers as a group (3 persons)
	66,666,669 66,666,663 58,125,000 84,296,626(5) 63,250,000(6) 84,296,626(7) 84,296,626(8) 84,296,626(9) 114,833,333(10)	7.8% 7.8% 6.8% 9.9% 7.4% 9.9% 9.9% 9.9% 13.5%

____________
*Less than 1%

(1)           Mark Groussman, President of Melechdavid, Inc., has sole voting and dispositive power with respect to these shares.
(2)           Eric Weisblum, Managerof Whalehaven Capital Fund Limited, has sole voting and dispositive power with respect to these shares.
(3)           John Lemak, Managing Member of Sandor Captial Management, L.P., has sole voting and dispositive power with respect to these shares.
(4)           Barry Honig, President of GRQ Consultants, has sole voting and dispositive power with respect to these shares.
(5)           Includes 12,402,870, held by Renee Honig, Mr. Honig's wife, and includes 24,393,756 shares issuable under currently exercisable warrants. Excludes 118,203,374 shares issuable under warrants and 80,010,000 shares issuable under promissory notes which the shareholder is restricted from exercising or converting pursuant to agreements with the Company if such exercise or conversion would result in beneficial ownership in excess of 9.99%.
(6)           Includes 33,000,000 shares issuable under currently exercisable warrants and 30,250,000 shares issuable under convertible promissory notes.
(7)           Includes 58,796,626 shares issuable under currently exercisable warrants. Excludes 41,203,374 shares issuable under warrants and 64,250,000 shares issuable under promissory notes which the shareholder is restricted from exercising or converting pursuant to agreements with the Company if such exercise or conversion would result in beneficial ownership in excess of 9.99%.
(8)           Represents 84,296,626 shares issuable under currently exercisable warrants. Excludes 40,703,374 shares issuable under warrants and 65,000,000 shares issuable under promissory notes which the shareholder is restricted from exercising or converting pursuant to agreements with the Company if such exercise or conversion would result in beneficial ownership in excess of 9.99%.
(9)           Includes 50,000,000 shares issuable under currently exercisable warrants and 34,296,626 shares issuable under    convertible promissory notes. Excludes 15,703,374 shares issuable under promissory notes which the shareholder is restricted from converting pursuant to agreements with the Company if such exercise or conversion would result in beneficial ownership in excess of 9.99%.

Post-Split

The following table lists as of September 26, 2011 the number of post-reverse split shares of Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 283,828 shares, the post reverse split issued and outstanding shares of Common Stock.  Unless otherwise indicated, the business address of each such person is c/o Reach Messaging Holdings, Inc., 44081 Pipeline Plaza, Suite 310, Ashburn, Virginia 20148.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Shane Gau	377,778	13.3%
Robert Shelton, Jr.	2,500	*
Jackie Young
Jason Campbell
115-1 Oak Lane
Scotts Valley, CA  95066
David Nichols
2460 Whippoorwill Circle
Sarasota, FL 34231
Jonathan Honig
4263 NW 61st Lane
Boca Raton, FL 33496
Barry Honig
4400 Biscayne Blvd., #850
Miami, FL 33137
Melechdavid, Inc.
50 South Point Drive, #1705
Miami Beach, FL 33139
Whalehaven Capital Fund Limited
560 Sylvan Ave, 3rd Floor
Englewood Cliffs, NJ 07632
Sandor Capital Management, L.P.
2828 Routh St., Suite 500
Dallas, TX 75201
GRQ Consultants
	2,500 222,222 222,222 193,750 280,989 210,833 280,989 280,989 280,989	* 7.8% 7.8% 6.8% 7.4% 9.9% 9.9% 9.9% 9.9%
4400 Biscayne Blvd., #850 Miami, FL 33137 All directors and executive officers as a group (3 persons)	382,778	13.5%
____________
*Less than 1%

(1)	Mark Groussman, President of Melechdavid, Inc., has sole voting and dispositive power with respect to these shares.
(2)	Eric Weisblum, Manager of Whalehaven Capital Fund Limited, has sole voting and dispositive power with respect to these shares.
(3)	John Lemak, Managing Member of Sandor Capital Management, L.P, has sole voting and dispositive power with respect to these shares.
(4)	Barry Honig, President of GRQ Consultants, has sole voting and dispositive power with respect to these shares.
(5)
Includes 41,343, held by Renee Honig, Mr. Honig's wife and includes 81,313 shares issuable under currently exercisable warrants. Excludes 394,011 shares issuable under warrants and 266.700 shares issuable under promissory notes which the shareholder is restricted from exercising or converting pursuant to agreements with the Company if such exercise or conversion would result in beneficial ownership in excess of 9.99%.

(6)	Includes 110,000 shares issuable under currently exercisable warrants and 100,833 shares issuable under convertible promissory notes.
(7)
Includes 195,989 shares issuable under currently exercisable warrants. Excludes 137,345 shares issuable under warrants and 214,167 shares issuable under promissory notes which the shareholder is restricted from exercising or converting pursuant to agreements with the Company if such exercise or conversion would result in beneficial ownership in excess of 9.99%.

(8)
Includes 280,989 shares issuable under currently exercisable warrants. Excludes 135,678 shares issuable under warrants and 216,667 shares issuable under promissory notes which the shareholder is restricted from exercising or converting pursuant to agreements with the Company if such exercise or conversion would result in beneficial ownership in excess of 9.99%.

(9)
Includes 166,667 shares issuable under currently exercisable warrants and 114,322 shares issuable under convertible promissory notes. Excludes 52,345 shares issuable under promissory notes which the shareholder is restricted from converting pursuant to agreements with the Company if such exercise or conversion would result in beneficial ownership in excess of 9.99%.

INTEREST OF CERTAIN PERSONS IN OR IN
OPPOSITION TO MATTERS TO BE ACTED UPON

No director, executive officer, associate of any officer or director or executive officer, or any other person has any interest, direct or indirect, by security holdings or otherwise, in the Reverse Split which is not shared by all other stockholders.

OTHER INFORMATION

The Reverse Split will be effected by NASDAQ and will be reported to our stock transfer agent.   NASDAQ will increase the quote of our common stock by a factor of 300 on or after October __, 2011, the Effective Date of the reverse-split.

Following the Effective Date, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the effect of the Reverse Split, but this in no way will affect the validity of your current share certificates. The reverse split will occur on the Effective Date without any further action on the part of our stockholders. After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/1300th share of our common stock. Certificates representing New Shares will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, Issuer Direct LLC. We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates if the restriction period has not expired. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.

For more detailed information about the Company, including financial statements, you may refer to our recent Form 10-Q for the quarterly period ended June 30, 2011, filed with the Securities and Exchange Commission on August 22, 2011.  This information may be found at the SEC’s EDGAR database at www.sec.gov.  Our audited financial statements are contained in our Form 10-K for the year ended December 31, 2010, also available at www.sec.gov.

Upon written request, we will furnish without charge to record and beneficial holders of our common stock a copy of any and all of the documents referred to in this Information Statement.  These documents will be provided by first class mail.  Please make your request to the address or phone number below.

OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Reach’s voting stock.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT:

Reach Messaging Holdings, Inc.
44081 Pipeline Plaza
Suite 310
Ashburn, Virginia 20148
By Order of the Board,

/s/ Shane Gau
Shane Gau
Chairman of the Board and Chief Executive Officer